EXHIBIT 10.51

PERFORMANCE SHARES AGREEMENT
UNDER THE
JACK HENRY & ASSOCIATES, INC. RESTRICTED STOCK PLAN
(Executives)

THIS AGREEMENT is made as of the 10th day of September, 2014, and is between Jack Henry & Associates, Inc., a Delaware corporation (hereinafter called the “Company”), and _______________ (hereinafter called “Awardee”).
WHEREAS, the Board of Directors of the Company (“Board”) has adopted the Jack Henry & Associates, Inc. Restricted Stock Plan (“Plan”) pursuant to which performance shares ("Performance Shares") may be granted to employees of the Company; and
WHEREAS, the Company desires to make a Performance Shares grant to Awardee (“Award”) under the terms hereinafter set forth and pursuant to which shares of the Company’s Common Stock are eligible to be issued to Awardee;
NOW, THEREFORE, in consideration of the premises and of the mutual agreements hereinafter set forth, the parties to this Agreement agree as follows:
1.    Award Subject to Plan. This Award is made under and is expressly subject to all the terms and provisions of the Plan, a copy of which Awardee acknowledges has been given to Awardee, and which Plan's terms are incorporated herein by reference. Awardee agrees to be bound by all the terms and provisions of the Plan. Terms not defined herein shall have the meaning ascribed thereto in the Plan.
2.    Grant of Award. Pursuant to the action of the Board, which action was taken on September 10, 2014 (“Date of Award”), the Company awards to Awardee _____________________(______)¹ Performance Shares, as determined pursuant to the terms and conditions set forth in this Agreement and including Appendix A hereto. Each Performance Share shall initially be deemed to be the equivalent of one share of Common Stock; provided, however, that certain levels of achievement may result in settlement of less than one, or more than one, share of Common Stock (or its cash equivalent) for each Performance Share. In the sole discretion of the Board, the Company may elect to settle a Performance Share for cash with a cash payment equal to the fair market value of each Performance Share the Board elects to settle for cash.
3.    Restrictions. Except as may be permitted under the Plan or by the Board, none of Awardee's rights to payment hereunder are transferable by: sale, assignment, disposition, gift, exchange, pledge, hypothecation, or otherwise. Any attempted disposition of any of Awardee's rights hereunder, or the levy of any execution, attachment or similar process upon any of the Performance Shares prior to settlement, shall be null and void and
¹ This number of Performance Shares should equal the number of Shares that would be issued if 100% of the Performance Shares were issued.

without effect. Holding Performance Shares does not give Awardee the rights of a shareholder (including without limitation the right to vote or receive dividends or other distributions) with respect to shares of Common Stock underlying the Performance Shares that the Company may issue under the terms and conditions of this Agreement.
4.    Settlement, Forfeiture and Share Issuance.

(a)    Appendix A Performance Measures. The performance measures applicable to the Performance Shares (the “Performance Measures”) are set forth in Appendix A to this Agreement. By accepting the terms and conditions of this Agreement, Awardee shall be deemed to have consented to Appendix A, and at all times, Appendix A, its Performance Measures, terms and conditions are incorporated herein by reference. The Performance Measures relate to the Company's 2015, 2016 and 2017 fiscal years (each a “Performance Year”, and collectively the “Performance Period”). Appendix A also sets forth the “Scheduled Settlement Date”, which, if it occurs due to achievement of one or more of the Performance Measures, shall follow the meeting of the Compensation Committee of the Company's Board of Directors (the "Committee") at which the applicable level of performance goal achievement is determined for Award purposes (“Applicable Committee Meeting”). At the Applicable Committee Meeting following the 2017 Performance Year, the Committee shall conduct an objective analysis as to whether one or more of the Performance Measures have been satisfied. If one or more of such Performance Measures have been satisfied, the Committee shall certify such achievement (“Certification”) and instruct the Company to begin the Performance Shares settlement process.
(b)    Performance Settlement.
(i)    The Performance Shares shall be settled in connection with Certification (as provided in Appendix A, but no earlier than any Scheduled Settlement Date). Settlement shall not occur if Certification does not occur at the Applicable Committee Meeting in 2017 (the “Deadline”), and if Certification does not occur by the Deadline, no Performance Shares shall be settled and all of Awardee's rights under this Agreement shall be forfeited as of the Deadline.
(ii)    To the extent that the settlement of Performance Shares would result in the issuance of one or more shares in excess of the limitations set forth in Section 6(b) of the Plan (which relates to the terms and conditions for satisfaction of the performance-based compensation exception to Section 162(m) of the Internal Revenue Code, as amended (the "Code")), issuance of such excess shares shall be delayed until the first taxable year in which the delivery of such shares can be made in accordance with Section 6(b) of the Plan and the tax deduction for such payment will not be barred by application of Code section 162(m).

(iii)    To the extent permissible under the Plan, the Committee, in its sole discretion, may elect to settle one or more Performance Shares by making a cash payment to Awardee in an amount equal to the then fair market value of the share of Common Stock underlying the Performance Share being settled, less any amounts necessary to satisfy the Company's tax withholding obligations.
(c)     Other Settlement.
(i)    Effect of Change in Control on Settlement. If any of the events constituting a Change in Control of the Company shall have occurred and the Awardee's employment with the Company is terminated by the Company within the period commencing 90 days prior to, and ending two years following such Change in Control (the "Applicable Period"), all Performance Shares shall be settled, regardless of whether one or more Performance Measures are achieved; provided, however, that the Performance Shares shall not be settled pursuant to the prior clause in the event of a termination by the Company for "Cause" (as hereinafter defined). If any of the events constituting a Change in Control of the Company shall have occurred and the Awardee terminates his employment during the Applicable Period for "Good Reason" (as hereinafter defined), all Performance Shares shall be settled. If there is an event pursuant to which Performance Shares shall be settled pursuant to this Section 4(c)(i), settlement of the Performance Shares shall occur as if goal achievement occurred at the Target level of goal achievement and as soon as practicable following the later to occur of the Change in Control or the termination of Awardee's employment, but in no event later than the 90th day following the later to occur of such events, and in no event shall Awardee have any discretion to direct when the Performance Shares shall be settled.

(ii)    For purposes of this Award, "Cause" shall mean (A) failure of the Awardee to adequately perform his duties assigned by the Board; or (B) any act or acts of gross dishonesty or gross misconduct on the Awardee's part which result or are intended to result directly or indirectly in gain or personal enrichment at the expense of the Company or its subsidiaries to which the Awardee is not legally entitled. For purposes of this Award, "Good Reason" shall mean (v) a material diminution of the Awardee's authority, duties or responsibilities from those being exercised and performed by the Awardee immediately prior to the Change in Control; (w) a transfer of the Awardee to a location which is more than 75 miles away from the location where the Awardee was employed immediately prior to the Change in Control; (x) a material diminution in the rate of the Awardee's annual salary below his rate of annual salary immediately prior to the Change in Control; (y) a material diminution in the Awardee's annual target bonus opportunity below his annual target bonus opportunity immediately prior to the Change in Control; or (z) a material breach by the Company of any incentive award agreement covering the Awardee; provided, however, that Good Reason shall not be deemed to exist unless the Awardee has first provided notice to the Company of the existence of one of the events described above within a period of 90 days from the initial existence of the event, and after such notice the Company has been provided a period of 30 days to eliminate the existence of Good Reason.

(iii)    Effect of Death, Incapacity and Retirement on Settlement. Upon Awardee's death or termination of employment due to Incapacity or “Retirement”, no forfeiture or accelerated settlement of the Performance Shares shall occur (except as provided in Section 4(c)(i) above). Rather, on the Scheduled Settlement Date following the Applicable Committee Meeting, if Certification occurs, a pro rata portion of the Performance Shares subject to this Agreement shall be settled based on the period of time in the Performance Period that elapsed prior to Awardee's termination of employment.

The pro rata portion of the Performance Shares being settled shall be determined by (A) dividing the aggregate number of Performance Shares Awardee would have been entitled to receive had he or she been employed through the end of the Performance Period by 36 (i.e., the number of calendar months in the Performance Period), and then (B) multiplying the quotient obtained in (A) by the number of whole months elapsed from the commencement of the 2015 fiscal year to the date of Awardee's death or termination of employment due to Incapacity or Retirement. For purposes of this pro rata calculation, Awardee must have been actively employed as a full-time employee for an entire calendar month in the Performance Period to receive credit that that month.

For purposes of this Agreement, a "Retirement" means an Awardee's termination of employment for the express reason of retirement, as determined by the Board or Committee in its sole discretion, (A) following a minimum of thirty (30) years of employment with the Company, (B) on or after age 57 and following a minimum of fifteen (15) years of employment with the Company, or (C) on or after age 62 and following a minimum of five (5) years of employment with the Company. Unless otherwise determined by the Board or the Committee, Awardee must have been actively employed as a full-time employee for an entire calendar year to receive credit for such year of employment for purposes of this definition of "Retirement."

d.     Forfeiture. Subject to the other provisions of this Section 4, all rights relating to any non-settled Performance Shares shall be forfeited if either (A) Certification does not occur prior to or on the Deadline, or (B) Awardee ceases to be employed by the Company during the Performance Period (except as provided in Section 4(c) above). Awardee is not deemed to have terminated employment through, and Awardee's rights relating to the Performance Shares shall not be forfeited solely as a result of, any change in Awardee's duties or position or Awardee's temporary leave of absence approved by the Company. Upon any such forfeiture, under no circumstances will the Company be obligated to make any payment to Awardee, and no shares of Common Stock shall be issued, as a result of such forfeited Performance Shares.
e.    Share Issuance. Except as otherwise provided herein, upon the settlement of a specific number of Performance Shares, for shares of Common Stock, as provided in Paragraphs 4(b) or (c), the Company shall issue a corresponding number of shares of Common Stock to Awardee on the Settlement Date, provided that tax withholding obligations have been satisfied as provided in Section 5. The Company’s transfer agent may issue shares of Common Stock in certificated or book entry form as determined by the Company’s Corporate Secretary. Upon issuance of the Shares, Awardee shall have all rights of a shareholder with respect thereto including the right to vote and receive all dividends or other distributions made or paid with respect to the shares of Common Stock.
f.    Payments to Third Party. Upon death of Awardee followed by a valid written request for payment, the shares of Common Stock, to the extent eligible to be issued, shall be issued as soon as administratively practical to Awardee’s beneficiary named in a written beneficiary designation filed with the Company’s Corporate Secretary on a form for the Plan or, if there is no such designated beneficiary, to Awardee’s executor or administrator or other personal representative acceptable to the Corporate Secretary. Any request to pay any person or persons other than Awardee shall be accompanied by such documentation as the Company may reasonably require, including without limitation, evidence satisfactory to the Company of the authority of such person or persons to receive the payment.
5.    Tax Withholding. Awardee understands and agrees that, at the time any tax withholding obligation arises in connection with the issuance of a share of Common Stock or, if permitted under the Plan, a cash payment, the Company may withhold, in shares of Common Stock if a valid election applies under this Section 5 or in cash from payroll or other amounts the Company owes or will owe Awardee, any applicable withholding, payroll and other required tax amounts due upon the issuance of shares of Common Stock or cash payment. Tax withholding may be made by any means permitted under the Plan, as approved by the Committee, and as permitted under the law. The valuation of the Performance Shares, and any shares of Common Stock that the Company may issue attributable to Performance Shares, for tax and other purposes shall be determined in accordance with all applicable laws and regulations. In the absence of the satisfaction of tax obligations, the Company may refuse to issue shares of Common Stock or make any other payment hereunder.
6.    Dividends and Voting. Prior to a Performance Share settlement date, Awardee shall have no right to receive any dividends or dividend equivalent payments with respect to the Performance Shares. Awardee will have no voting rights with respect to any of the Performance Shares.
7.    Administration. This Award has been made pursuant to a determination made by the Board, or a committee authorized by the Board, subject to the express terms of this Agreement, and the Board or such committee shall have plenary authority to interpret any provision of this Agreement and to make any determinations necessary or advisable for the administration of this Agreement and may waive or amend any provisions hereof in any manner not adversely affecting the rights granted to Awardee by the express terms hereof.
8.    No Right to Continued Service. Nothing in this Agreement shall be deemed to create any limitation or restriction on such rights as the Company otherwise would have to terminate the employment of Awardee.
9.     Compliance with Section 409A. Notwithstanding any provision in this Agreement or the Plan to the contrary, this Agreement shall be interpreted and administered in accordance with Code Section 409A and regulations and other guidance issued thereunder (“Section 409A”). For purposes of determining whether any payment made pursuant to this Agreement results in a “deferral of compensation” within the meaning of Treasury Regulation 1.409A-1(b), Company shall maximize the exemptions described in such section, as applicable. Any reference to a “termination of employment” or similar term or phrase shall be interpreted as a “separation from service” within the meaning of Section 409A. If any deferred compensation payment is payable while Awardee is a “specified employee” under Section 409A, and payment is due because of separation from service for any reason other than death, then payment of such amount shall be delayed for a period of six months and paid in a lump sum on the first payroll payment date following the earlier of the expiration of such six month period or Awardee's death. To the extent any payments under this Agreement are made in installments, each installment shall be deemed a separate payment for purposes of Section 409A and the regulations issued thereunder. Awardee or his or her beneficiary, as applicable, shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on Awardee or his or her beneficiary in connection with any payments to Awardee or his or her beneficiary pursuant to this Agreement, including but not limited to any taxes, interest and penalties under Section 409A, and Company shall have no obligation to indemnify or otherwise hold Awardee or his or her beneficiary harmless from any and all of such taxes and penalties.
10.    Grant Subject to Recoupment. Executive acknowledges that the grant of Performance Shares made in this Agreement may be subject to certain provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”) that will require the Company to recover certain amounts of incentive compensation paid to certain executive officers if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirements under any applicable securities laws.   By accepting this grant, whether or not any compensation is ultimately paid hereunder, Executive agrees and consents to any forfeiture or required recovery or reimbursement obligations of the Company with respect to any compensation paid to Executive that is forfeitable or recoverable by the Company pursuant to Dodd-Frank and in accordance with any Company policies and procedures adopted by the Compensation Committee in order to comply with Dodd Frank, as the same may be amended from time to time.

11.    Choice of Law. This Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Agreement to the substantive law of another jurisdiction. Awardee is deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Missouri to resolve any and all issues that may arise out of or relate to this agreement.
The Company has caused this Agreement to be executed on its behalf, and Awardee has signed this Agreement to evidence Awardee’s acceptance of the terms hereof, all as of the date first above written.
JACK HENRY & ASSOCIATES, INC.

By:

Title: CFO

AWARDEE

Name: _____________________

APPENDIX A TO PERFORMANCE SHARES AWARD AGREEMENT
September 10, 2014 GRANT
Executive

CLIFF SETTLEMENT

(Settlement occurs based upon the level of achievement of the Performance Measures)
Achievement of the Performance Measures set forth below for the Performance Period (FYs 2015-2017) ("Performance Condition") is required for settlement, and settlement may occur no earlier than the later of September 10, 2017 or the first business day following the Applicable Committee Meeting (the “Scheduled Settlement Date”), except in the case of a Change in Control or as otherwise provided in the Agreement and this Appendix.
Calculation of the number of Performance Shares eligible to be settled depends on the Company's Total Stockholder Return ("TSR") compared against the Company's compensation peer group (as determined by the Committee) for the three (3) fiscal years ending June 30, 2017. For purposes of determining the TSR for both the Company and the Company's compensation peer group, TSR shall be determined based on the average of the closing prices for the relevant company's common stock for the 10 consecutive trading days ending on June 30, 2017. For this purpose, closing price means the last reported market price for one share of common stock, regular way, on the exchange or stock market on which such last reported market price is reported on the day in question. The percentage of Performance Shares eligible to be settled shall be determined in accordance with the following schedule:
Company's TSR Compared to Peer Group    Percentage of Performance Shares Eligible to be Settled*
< 25% percentile            0% of Performance Shares (0 shares)
25th percentile                35% of Performance Shares (shares)
50th percentile                70% of Performance Shares (shares)
63rd percentile                100% of Performance Shares (shares)
65th percentile                105% of Performance Shares (shares)
70th percentile                140% of Performance Shares (shares)
75th percentile                175% of Performance Shares (shares)

*The percentage of Performance Shares eligible to be settled when the Company's TSR for the Performance Period falls in between any of the above-listed percentiles shall be determined using linear interpolation between the immediately preceding and immediately following data-points.

Unless earlier forfeited, any Performance Shares not settled by the Scheduled Settlement Date in 2017 will be forfeited.

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